EXHIBIT 10.13

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated January 31, 2005, (“Effective Date”) between Global Matrechs, Inc.(including, as the context may require, its subsidiaries, the “Company”), a Delaware limited liability company located at 90 Grove Street, Ridgefield CT 06877, and Mark Allen, (“Allen”), currently residing at 29 Loring Drive, Norwell, MA 02261.

WHEREAS, the Company wishes to employ Allen to render services for the Company as its Executive Vice President and President of its whole owned subsidiary, True To Form Limited (“TTF”), on the terms and conditions set forth in this Agreement, and Allen wishes to be retained and employed by the Company on such terms and conditions; and

NOW, THEREFORE, in consideration of the promises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    Engagement - The Company hereby employs Allen, and Allen accepts such engagement and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Term - Unless terminated at an earlier date in accordance with Section 8 of this Agreement or otherwise extended by agreement of the parties, the term of Allen’s engagement hereunder shall be for a period of two (2) years, commencing on January 1, 2005. The period of engagement may be extended by written agreement between the parties for two successive one year terms, provided that certain provisions including without limitation those relating to compensation may change upon commencement of any extension hereto.

3.    Position and Duties

(a)  Service With Company - During the term of Allen’s engagement by the Company, Allen agrees to perform such reasonable services as the Board of Directors of the Company (the “Board”) shall assign to Allen from time to time. Allen’s title as of the Effective Date shall be Executive Vice President of Global Matrechs, Inc. and President of TTF. The Company shall not require Allen to move from his principal office in Braintree, MA without Allen’s prior consent.

(b)  Performance of Duties; Duty of Loyalty and Non-Compete - Allen agrees to serve the Company faithfully and to the best of Allen’s ability and to devote all of his professional time, attention and efforts to the business and affairs of the Company during Allen’s engagement by the Company. Allen hereby confirms that Allen is under no contractual commitments inconsistent with Allen’s obligations set forth in this Agreement and that during the term of this Agreement Allen will not render or perform services for, or receive any compensation from, any other corporation, firm, entity or person, which are inconsistent with the provisions of this Agreement. During the term of Allen’s employment with the Company and for a period of twelve (12) months thereafter, without prior written consent of the Company Allen will not consult with, work as an employee or other service provider (whether as an individual or as a partner, shareholder, director, officer, agent, consultant, or in any other relationship or capacity) directly or indirectly for any third party person or entity (“Third Party”) which Third Party is in the primary business of assembly, sale or marketing of lighting fixtures and lighting accessories. Primary business means 50% or more of gross revenues are derived from the business activities described in the sub-paragraph above. Such restriction shall be operative in any state of the United States or in any country outside of the United States in which the Company shall then be doing business, directly or indirectly.

4.    Compensation

(a)  Base Salary - As compensation for services to be rendered by Allen under this Agreement, the Company shall pay to Allen a “Base Salary.” The Base Salary shall be one hundred fifty thousand dollars ($150,000) annually, paid in equal semi-monthly installments in arrears or otherwise in accordance with the standard procedures and policies of the Company.

(b)  Incentive Compensation - The Company shall establish a bonus pool (“Net Sales Bonus”) for Allen based on TTF’s 12 month trailing net sales numbers - gross sales less all returns, cancellations, credits and rebates (“Net Sales”), calculated in accordance with generally accepted accounting principles (“GAAP”). Net Sales Bonus payments shall be made annually at the end of January following audit of the Company’s books after closure of the applicable calendar year (fiscal year end). The Net Sales Bonus shall be payable to Allen in cash or restricted common stock, at Allen’s option, based upon achievement of the following milestones: $25,000 in value to Allen if Net Sales exceed $1,000,000; $25,000 in value to Allen if New Sales exceed $2,000,000; $100,000 in value to Allen if Net Sales exceed $4,000,000. In addition to the foregoing, Allen shall be eligible to participate in any stock option incentive compensation plans that may be established by the Board from time to time applicable for Allen’s services.

(c)  Grants of Options - Within 30 days after the Effective Date, the Company shall grant to Allen a non-statutory stock option (the “Initial Option”) to purchase 600,000 shares (the “Initial Option Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”). Within 30 days after December 31, 2005 the Company shall issue a second non-statutory stock option (the “Second Option” and, with the Initial Option, the “Options”) to purchase that number of shares of Common Stock equal to the difference of (a) 1% of the Common Stock issued and outstanding as of December 31, 2005 (which number shall not include, for the avoidance of doubt, Common Stock issuable but not yet issued, as of such date, (i) upon conversion, exercise or exchange, as the case may be, of common stock equivalents, or (ii) in respect of any other rights to receive Common Stock), minus (b) the Initial Option Shares. Each Option shall be fully vested upon the date of the grant of such Option (such Option’s “Grant Date”). Each Option, shall have an exercise price per share equal to the fair market value of the Common Stock on such Option’s Grant Date, and shall be exercisable until the earlier of: (x) ten years following its Grant Date, or (y) 90 days following the termination of Allen’s employment.

(d)  Expenses - The Company will pay or reimburse Allen for all reasonable and necessary out-of-pocket expenses incurred by Allen in the performance of Allen’s duties under this Agreement, subject to the Company’s normal policies for expense verification and travel guidelines.

(e)  Health, Retirement Benefit Plans and Vacation - Allen shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other officers or employees of the Company. Additionally during the term of this Agreement Allen and Allen’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under Welfare Benefit Plans. “Welfare Benefit Plans” are medical, dental, disability of other health maintenance or similar plans made generally available to officers or employees of the Company. Should Allen choose a health insurance program different than that provided by the Company, the Company shall reimburse Allen the dollar amount that the Company otherwise would contribute to health insurance for Allen and dependants under the Company plan.

5.    Confidential Information - Except as permitted or directed by the Company’s Board of Directors, during the term of Allen’s engagement or at any time thereafter, Allen shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Allen has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of Allen’s engagement by the Company (including engagement by the Company or any affiliated companies prior to the date of this Agreement) whether developed by Allen himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Allen acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of Allen’s engagement, Allen will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published and publicly available or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Allen.

6.    Ventures - If, during the term of Allen’s engagement Allen is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company, unless prior written consent from the Company is obtained. Except as approved by the Company’s Board of Directors, Allen shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Allen as provided in this Agreement. Allen shall not enter into any arrangement through which Allen acquires or may acquire any interest, direct or indirect, in any vendor or customer of the Company.

7.    Patent and Related Matters; Disclosure and Assignment - Allen will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Allen, either solely or in collaboration with others, during the term of this Agreement, whether or not during regular working hours, relating either directly or significantly and indirectly to the business, products, practices or techniques of the Company (“Developments”). Allen, to the extent that Allen has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and agrees to assign and hereby assigns to the Company any and all of Allen’s right, title and interest in and to any and all of the Developments (“Assignment”). During the period commencing upon the day after Allen’s last day performing services for the Company and ending one year after termination of Allen’s engagement with the Company, at the reasonable request of the Company, Allen will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company, provided that such conference is at the Company’s expense and Allen is compensated at no greater than a rate of $250 per hour for Allen’s time plus reasonable and necessary expenses.

(a)  Limitation on Section 7(a) - The provisions of Section 7 shall not apply to any Development meeting the following conditions: (i) such Development was developed entirely on Allen’s own time without the use of any Company equipment, supplies, facility or trade secret information; and (ii) such Development does not relate directly or significantly to the business of the Company to the Company’s actual or demonstrably anticipated research or development; or result from any work performed by Allen for the Company.

(b)  Copyrightable Material - All right, title and interest in all copyrightable material that Allen shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Allen, Allen shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries, except that Allen shall be compensated at no greater than a rate of $250 per hour plus reasonable and necessary expenses for Allen’s time for compliance with this provision following termination or expiration of this Agreement. Where applicable, works of authorship created by Allen for the Company in performing Allen’s responsibilities under this Agreement shall be considered “works made for hire,” as defined in the U.S. Copyright Act. To the extent not considered as work made for hire, such works will be considered assigned to the Company under the Assignment provision of this Section 7.

(c)  Know-How and Trade Secrets - All know-how and trade secret information conceived or originated by Allen that arises out of the performance of Allen’s obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

8.    Termination of Engagement;

(a)  Grounds for Termination - (a) Allen’s engagement shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time: (i) Allen dies or is permanently disabled (substantially unable to perform his duties due to physical or mental incapacity for a period of ninety (90) consecutive days or one-hundred and twenty (120) out of one hundred and fifty (150) consecutive days), (ii) The Board elects to terminate this Agreement for “cause” and notifies Allen in writing of such election, (iii) The Board elects to terminate this Agreement without “cause” and notifies Allen in writing of such election, (iv) Allen elects to terminate this Agreement and notifies the Company in writing of such election, or (v) Allen elects to terminate this Agreement for “good reason” (as defined below) and notifies the Company in writing of such election or (vi) the Company undergoes a change of control by which the majority of the beneficial and voting ownership interest in the Company changes hands.

If this Agreement is terminated pursuant to clause (i), (ii) or (iv) of this Section 8(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iii), (v) or (vi) of this Section 8(a), such termination shall be effective 15 days after delivery of the notice of termination.

(b)  “Cause” Defined - “Cause” means: (i) Allen has breached the provisions of Section 5, 6 or 7 of this Agreement in any material respect, (ii) Allen has engaged in willful and material misconduct, including willful and material failure to perform Allen’s duties as an officer of the Company and has failed to cure such default within 10 days after receipt of written notice of default from the Company, (iii) Allen has committed fraud, misappropriation or embezzlement in connection with the Company’s business, or (iv) Allen has been convicted or has pleaded nolo contendere to criminal misconduct (except for parking violations, occasional minor traffic violations and other similar minor violations).

(c)  Effect of Termination - Notwithstanding any termination of this Agreement, Allen, in consideration of Allen’s engagement hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Allen’s engagement.

(d)  Surrender of Records and Property - Upon termination of Allen’s engagement with the Company, Allen shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in Allen’s possession or under Allen’s control.

(e)  Payment Continuation - If Allen’s engagement by the Company is terminated by the Company pursuant to clause (iii) of Section 8(a) or by Allen for Good Reason pursuant to clause (v) of Section 8(a), or by a change in control pursuant to clause (vi) of Section 8(a), the Company shall continue to pay to Allen Allen’s Base Salary (less any payments received by Allen from any disability income insurance policy provided to Allen) plus the pro-rata portion of the Net Sales Bonus calculated through the date of termination through the earlier of (a) the date that Allen has obtained other professional engagement with a total compensation package (i.e. Salary plus benefits) equivalent to at least 80% of his total compensation under the terms of this agreement as of the date of termination, or (b) twelve (12) months from the date of termination of engagement. Any payment made pursuant to this section shall be payable over the 12 month period following termination pursuant to the normal semi-monthly pay cycle and not as a lump sum. If this Agreement is terminated pursuant to clauses (i), (ii) or (iv) of Section 8(a), Allen’s right to Base salary and benefits shall immediately terminate, except as may otherwise be required by applicable law.

(f)  “Good Reason” defined - Good Reason shall mean: (i) the assignment of Allen to any duties inconsistent in any respect with Allen's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Allen; (ii) any termination or reduction of a material benefit under any benefits plan in which Allen participates unless (1) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (2) benefits under such plan are terminated or reduced with respect to all employees previously granted benefits thereunder.

9.    Indemnification - In the event that Allen is made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that Allen, at the request of the Company, is or was a director, officer, or member of a committee of the Board or serves or served any other corporation, partnership, joint venture, trust, benefit plan or other enterprise in any capacity, or resulting from any of Allen’s actions in any of the foregoing roles, Allen shall be indemnified and held harmless by the Company and the Company shall advance Allen’s related expenses to the fullest extent permitted by law (including without limitation, damages, costs and reasonable attorney fees), as may otherwise be provided in the Company’s Certificate of Incorporation and ByLaws or its Operating Agreement. The Company further covenants not to amend or repeal any provisions of such documents which would adversely affect the indemnification or exculpatory provisions contained therein as they pertain to Allen. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by Allen and his heirs and representatives. If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 9.

10.    Miscellaneous

(a)  Counterparts - This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(b)  Severability - Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered.

(c)  Successors and Assigns - This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (d), successors and assigns.

(d)  Assignability - Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement or as specifically provided herein, except that the Company may, without the consent of Allen, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Provided such assignee explicitly assumes such responsibilities, after any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.

(e)  Modification, Amendment, Waiver or Termination - No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company or Allen in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Allen shall constitute a waiver of any other right or breach by Allen.

(f)  Notices - All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, certified mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

If to the Company: Michael Sheppard Executive Pavilion 90 Grove Street Ridgefield, CT 06877 If to Allen: Mark Allen 29 Loring Drive Norwell, MA 02061

Any party may change the address set forth above by notice to the other party given as provided herein.

(g)  Headings - The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)  Governing Law - ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF, EXCEPT AS TO CORPORATE MATTERS WHICH SHALL BE GOVERNED BY THE CORPORATION LAWS OF THE STATE OF DELAWARE. CHOICE OF LAW PROVISIONS WHICH WOULD OTHERWISE RESULT IN THE APPLICATION OF LAWS OF SATES OTHER THAN THOSE CONTEMPLATED BY THIS PROVISION SHALL NOT APPLY.

(i)  Venue; Fees and Expenses - ANY ACTION AT LAW, SUIT IN EQUITY OR JUDICIAL PROCEEDING ARISING DIRECTLY, INDIRECTLY, OR OTHERWISE IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, OR ANY PROVISION HEREOF, SHALL BE LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE STATE OF CONNECTICUT, COUNTY OF FAIRFIELD OR THE FEDERAL COURTS IN THE DISTRICT WHICH COVERS SUCH COUNTY. ALLEN AND THE COMPANY CONSENT TO THE JURISDICTION OF SUCH COURTS. THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS REASONABLE ATTORNEYS’ FEES AND COSTS IN ANY SUCH ACTION.

(j)  Waiver of Right to Jury Trial - EACH PARTY HERETO HEREBY WAIVES, EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING

BETWEEN THE PARTIES HERETO ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

(k)  Third-Party Benefit - Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(l)  Withholding Taxes - The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THIS AGREEMENT AND ANY EXHIBITS HERETO ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, WHICH SUPERSEDES ALL PROPOSALS OR ALL PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.

ACCEPTED AND AGREED:

GLOBAL MATRECHS, INC.	MARK ALLEN
By: President
/s/ Michael Sheppard	/s/ Mark Allen

Date: _____________________________	Date: _____________________________